Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-16

DYNEGY ANNOUNCES COMPLETION OF LS POWER TRANSACTION

•	Stronger company positioned to deliver investor value in near, medium and long term

•	Generation capacity expanded, creating greater diversity in terms of geography, dispatch and fuel

•	Development joint venture represents future growth opportunity to meet market demand for energy

•	LS Power’s equity ownership in Dynegy demonstrates its belief in Dynegy’s value proposition and scalable platform

HOUSTON (April 2, 2007) - Dynegy Inc. (NYSE: DYN) today announced that it has completed its previously announced combination of operating assets and establishment of a development joint venture with LS Power Group, a privately held power sector investor, developer and manager. The transaction, which was announced on September 15, 2006 and approved by Dynegy’s shareholders on March 29, 2007, increases the size of Dynegy’s operating power generation portfolio by approximately 8,000 megawatts and positions the company for future organic growth through the ownership of a 50 percent interest in a development joint venture with LS Power.

“The LS Power transaction establishes Dynegy as a leader in the independent power producer sector and serves as a launching point for the pursuit of future growth initiatives,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “With scale and scope in our key regions of the Midwest, the West and the Northeast, we believe our expanded portfolio positions us to deliver short-term, medium-term and long-term value to investors. In 2007, the combination is expected to be accretive to free cash flow. Over the medium term, benefits include greater diversity in terms of our geographic presence, our dispatch capabilities and the fuels we utilize to generate electricity.

“The company’s enhanced financial profile, combined with our ability to operate more megawatts with minimal increases in costs, position us to actively pursue value creation initiatives for our investors,” Williamson added. “These initiatives could include future mergers and acquisitions or organic growth through our development joint venture with LS Power.”

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Mike Segal, Chairman and Chief Executive Officer of LS Power Group and a new member of the Board of Directors of Dynegy Inc., said, “LS Power and Dynegy share the view that the electricity sector will continue to consolidate, and that power markets will strengthen as reserve margins tighten and spark spreads expand. This transaction creates a company uniquely positioned to capitalize on these important power sector trends. LS Power’s significant ownership stake in Dynegy is a major commitment to and investment in a company with outstanding performance and a management team that has consistently delivered.”

Terms and Conditions

The transaction has been accounted for as an acquisition of LS Power’s projects by Dynegy. Under the terms of the transaction, LS Power received 340 million shares of Dynegy common stock, $100 million in cash and a $275 million note. The company has elected to pay down the $275 million note by drawing on the revolving credit component of its new senior secured credit facility. Dynegy also assumed approximately $1.8 billion in net debt from LS Power. Dynegy utilized $70 million in cash proceeds under its new term facility rather than entering into new Griffith project debt.

Operating Asset and Development Profile

Dynegy’s operational assets now include 31 power generation facilities totaling nearly 20,000 megawatts of baseload, intermediate and peaking generating capacity in key regions of the U.S. with scale and scope in the Midwest, West and Northeast.

The Midwest assets currently include 9,495 megawatts of generating capacity. These 16 facilities are located in six states, and include the company’s net 40 percent ownership in the 665-megawatt Plum Point coal-fired facility in Arkansas, which is under construction and scheduled for commercial operation in 2010.

The West assets currently include 6,740 megawatts of generating capacity. These 10 facilities are located in six states.

In addition, the Northeast assets currently include 3,809 megawatts of generating capacity. These five facilities are located in three states.

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Dynegy previously announced an initiative to rationalize its operating asset portfolio by focusing on regions and markets where Dynegy will have a significant asset position. As a result of this evaluation, Dynegy has agreed to sell the Calcasieu peaking facility in Louisiana, which is currently listed as a West asset, to an Entergy subsidiary, with an expected closing in early 2008. In addition, the company has disclosed that three other facilities are being considered for divestiture. These include the Bluegrass peaking facility in Kentucky, which is currently listed as a Midwest asset, the Heard County peaking facility in Georgia, which is currently listed as a West asset, and the Cogen Lyondell facility in Texas, also listed as a West asset.

In addition to operating assets, Dynegy has acquired a 50 percent interest in a development joint venture with LS Power. The development platform currently includes more than 7,600 megawatts of potential greenfield projects, including coal, gas, wind and solar initiatives, and approximately 2,500 megawatts of natural gas-fired repowering and efficiency initiatives at existing operating facilities in the portfolio. This platform is flexible in that some projects may be completed, others may not be further developed and new projects may be introduced. The development initiative is also receptive to new technology solutions that help the company achieve a balance among environmental stewardship, reliable, cost-efficient generation solutions and the creation of investor value.

Share Ownership

As a result of the LS Power transaction, Dynegy is now a Delaware corporation that remains headquartered in Houston. LS Power Group’s ownership of 340 million shares of Dynegy’s Class B common stock represents all of the outstanding shares of that class of stock and approximately 40 percent of Dynegy’s outstanding equity. There are approximately 500 million shares of Class A common stock outstanding and 340 million shares of Class B common stock outstanding. The approximately 97 million shares of Class B common stock owned by Chevron, previously Dynegy’s largest stockholder, have been converted into the same number of shares of Dynegy’s Class A common stock. Chevron now owns approximately 12 percent of Dynegy.

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Governance and Leadership

Dynegy and LS Power Group have entered into a shareholder agreement that provides certain rights to LS Power and places certain limitations on its ability to exercise otherwise available stockholder rights, including a two-year restriction, subject to certain exceptions, on transferring the shares of Class B common stock currently held by LS Power Group.

In accordance with this agreement, Dynegy’s Board of Directors has been expanded from 10 to 11 members. Bruce A. Williamson continues to serve as Chairman and Chief Executive Officer, and Dynegy Director Patricia A. Hammick continues as Lead Director. All of Dynegy’s other current directors remain on the Board of Directors, with the exception of Rebecca B. Roberts and Howard B. Sheppard, who have both stepped down from their positions as Class B directors as a result of Chevron’s reduced ownership interest. Chevron’s third director seat has been vacant. In addition, LS Power has named three Class B directors to the new Dynegy board, including Mike Segal, LS Power Chairman and Chief Executive Officer; Frank Hardenbergh, Vice Chairman of LS Power Group; and James Bartlett, President of LS Power Equity Advisors.

Dynegy’s committee chairs include William L. Trubeck, Audit and Compliance Committee; David W. Biegler, Compensation and Human Resources Committee; Thomas D. Clark, Jr., Corporate Governance and Nominating Committee; and Mike Segal, Performance Review Committee. A majority of Dynegy’s Board of Directors remain independent under NYSE standards.

“We commend Rebecca Roberts and Howard Sheppard for their leadership and service to Dynegy, and wish them the best in their future endeavors,” said Williamson. “I also want to thank Bob Oelkers for his four years of service as chair of our Audit and Compliance Committee.

“At the same time, we welcome Mike Segal, Frank Hardenbergh and James Bartlett to our board,” Williamson added. “Their experience and understanding of industry issues represent valuable new resources for our company as we work to identify and implement growth strategies that benefit our investors.”

All the existing members of Dynegy’s Executive Management Team (EMT) are continuing with the company. Comprising the EMT are Bruce A. Williamson, Chairman and Chief Executive Officer; Stephen A. Furbacher, President and Chief Operating Officer; J. Kevin Blodgett, General Counsel, Executive Vice President-Administration and Secretary; Lynn A. Lednicky, Executive Vice President, Commercial and

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Development; and Holli C. Nichols, Executive Vice President and Chief Financial Officer. In addition, Jason Hochberg, who previously served as President of LS Power, has joined Dynegy as Executive Vice President, Strategic Planning and Corporate Business Development.

New Credit Facility

In conjunction with the completion of the Dynegy-LS Power combination, Dynegy Inc.’s indirect wholly-owned subsidiary, Dynegy Holdings Inc. (DHI), has completed a new senior secured credit facility that amends, restates and increases its $470 million revolving credit facility to $850 million, increases the existing $200 million term letter of credit facility to $400 million and adds a $70 million term loan. The $850 million revolving credit portion of the facility matures in April 2012. The $400 million term portion of the facility and the $70 million term loan mature in April 2013.

Under the new facility, which generally reflects greater flexibility and more favorable terms than the previous facility, revolving credit loans will bear interest at the relevant Eurodollar rate plus a current ratings-based margin of 150 or the base rate plus a current ratings-based margin of 50 basis points. These margins will decrease upon meeting specified improvements in credit ratings for the facility. The term portion of the facility and the term loan will bear interest at the relevant Eurodollar rate plus a ratings-based margin of 150 basis points or the base rate plus a ratings-based margin of 50 basis points.

Both the revolving credit facility and the term letter of credit facility are available for general corporate purposes and to support activities of certain subsidiaries of Dynegy and DHI, to the extent permitted by the credit facility documentation. As previously noted in the Terms and Conditions section of this news release, the revolving credit facility was used to pay down the $275 million note component of the Dynegy-LS Power combination transaction consideration. In addition, proceeds from the term loan were used rather than entering into $70 million of new Griffith project debt.

In other capital structure changes, Sithe Energies and the LS Power operating portfolio are now included as subsidiaries of DHI, further streamlining the company’s overall capital structure.

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2007 Cash Flow and Earnings Estimates

On February 27, 2007, in conjunction with Dynegy’s announcement of 2006 financial results, the company updated cash flow and earnings estimates for 2007. Those estimates, which reflect 12 months of financial contributions from Dynegy and nine months of financial contributions from LS Power, will be updated, including the impact of any significant purchase accounting adjustments, when the company announces first quarter 2007 financial results.

Advisors

Credit Suisse Securities (USA) LLC and Greenhill & Co., LLC acted as financial advisors to Dynegy, and Akin Gump Strauss Hauer & Feld LLP served as its legal counsel.

Morgan Stanley served as financial advisor to LS Power, and Cravath, Swaine & Moore LLP acted as its legal counsel. Goldman Sachs and Merrill Lynch provided other advisory services to LS Power.

About Dynegy

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of nearly 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning expectations relating to Dynegy’s combination with LS Power; the benefits of such combination, expected synergies and anticipated future financial operating performance, including expected near, medium and long term benefits to investors; anticipated future growth opportunities; statements concerning power market recovery, the agreed upon sale of Dynegy’s Calcasieu power generation facility and potential sales of additional assets; and the benefits of the new credit facility, including the creation of greater financial flexibility and availability of the credit facility for general corporate purposes. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Dynegy cannot assure you that it will realize the expected benefits of such combination, issues may arise in successfully integrating the operations of the companies which may result in Dynegy not operating as effectively and efficiently as expected; Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; and Dynegy may be unable to obtain the regulatory approvals required for the Calcasieu sale and may be unable to achieve its future asset sales objectives. Further, Dynegy cannot assure you that the use of the credit facility will be available for purposes described above. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on the SEC’s web site at www.sec.gov. DYNC

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